Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of September 29, 2017, by and between Draper Oakwood Investments, LLC, a Delaware limited liability company, Aamer Sarfraz and Roderick Perry (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Common Stock, $0.0001 par value per share, of Draper Oakwood Technology Acquisition Inc. Each Party hereto agrees that the Schedule 13D, dated September 29, 2017, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: September 29, 2017	DRAPER OAKWOOD INVESTMENTS, LLC

	By:	/s/ Aamer Sarfraz
Name: Aamer Sarfraz
Title: Managing Member

Date: September 29, 2017		/s/ Aamer Sarfraz
Aamer Sarfraz

Date: September 29, 2017	/s/ Roderick Perry
Roderick Perry